Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated 2007 Equity Incentive Plan and Amended and Restated 2007 Director Option Plan of Amicus Therapeutics, Inc. (the “Company”) of our report dated March 4, 2011, with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 4, 2011.
/s/ Ernst & Young LLP
MetroPark, New Jersey
June 13, 2011